Exhibit (p)(2)

ProShare Advisors LLC

CODE OF ETHICS

November 2005

The following Code of Ethics is adopted by ProShare Advisors LLC (“ProShare Advisors”), the investment adviser to investment companies and other persons or entities (“Clients”), pursuant to Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940. This Code of Ethics is intended to ensure that all acts, practices and courses of business engaged in by Access Persons of ProShare Advisors reflect high standards and comply with the requirements of the federal securities laws.

I.	Definitions

A. “Access Person” means:

(1) any director, trustee, officer, general partner, managing member, or advisory person of ProShare Advisors.

(2) any employee of ProShare Advisors (or of any company in a control relationship to ProShare Advisors) who, in connection with his or her regular functions or duties, makes, participates in, obtains or has access to information regarding the purchase or sale of a Security (as defined in this Code of Ethics) under the direction of ProShare Advisors, or whose functions relate to or provide access to the making of any recommendations with respect to such purchases or sales; and (3) any natural person in a control relationship to ProShare Advisors who obtains information concerning recommendations made to Clients with regard to the purchase or sale of a Security by ProShare Advisors.

B. “Beneficial Ownership” shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder.

C. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act. Section 2(a)(9) provides that “control” generally means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

D. A “Security held or to be acquired” means: (1) any Security which, within the most recent 15 days: (a) is or has been held by a client under the direction; or (b) is being considered by ProShare Advisors for purchase or sale; and (2) any option to purchase or sell, and any Security convertible onto or exchangeable for, a Security described in clause (1) above.

E. An “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934.

F. A “limited offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

G. “Portfolio manager” means an employee of ProShare Advisors who is authorized to make investment decisions on behalf of Clients.

H. “Purchase or sale” for purposes of this Code of Ethics and each Appendix thereto includes, among other things, the writing of an option to purchase or sell a Security.

I. “Security” shall have the meaning set forth in Section 2(a)(36) of the Investment Company Act, except that: (1) the term “Security” shall include futures contracts on securities indices, and options on such futures contracts; and (2) the term “Security” shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, and shares of registered open-end investment companies except those advised or subadvised by ProShare Advisors, or such other securities as may be excepted under the provisions of Rule 17j-1.

II.	Legal Requirement

The federal securities laws make it unlawful for ProShare Advisors, as investment adviser, or any affiliated person of ProShare Advisors in connection with the purchase and sale by such person of a Security held or to be acquired by Clients:

(1) To employ any device, scheme or artifice to defraud Clients;

(2) To make to any Clients any untrue statement of a material fact or omit to state to Clients a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon Clients; or

(4) To engage in any manipulative practice with respect to Clients.

To assure compliance with these restrictions, ProShare Advisors adopts and agrees to be governed by the provisions contained in this Code of Ethics.

III.	General Principles

ProShare Advisors and each of its Access Persons shall be governed by the following principles:

A. No Access Person shall engage in any act, practice or course of conduct that would violate the provisions of this Code of Ethics, including the provisions under the Legal Requirement section, or any other applicable federal securities law;

B. The interests of Clients are paramount and come before the interests of any Access Person or employee;

C. Personal investing activities of all Access Persons shall be conducted in a manner that shall avoid actual or potential conflicts of interest with Clients; and

D. Access Persons shall not use such positions, or any investment opportunities presented by virtue of such positions, to the detriment of Clients.

IV.	Substantive Restrictions

A. Restricted lists. From time to time the Chief Compliance Officer or Chief Legal Officer may publish a restricted list of securities. No Access Person may purchase or sell, or modify any prior order to purchase or sell, any Security on the restricted list.

B. Short-Term Trading Restriction. Access Persons are prohibited from profiting (which shall include limiting or avoiding a loss) from the purchase and sale, or the sale and purchase, of the same (or equivalent) securities within two (2) business days. Employees may purchase an option on a long Security position to cover existing holdings within the two day period.

C. Initial Public Offerings and Limited Offerings.

(1) No Access Person may acquire any direct or indirect Beneficial Ownership in any securities in an initial public offering or in a limited offering unless the Chief Compliance Officer of ProShare Advisors has authorized the transaction in advance.

(2) Any Access Person who have been authorized to acquire securities in a limited offering must disclose his or her interest if he or she is involved in ProShare Advisors’ consideration of an investment in such issuer. Any decision to acquire such issuer’s securities on behalf of Clients shall be subject to review by an Access Person with no personal interest in the issuer.

D. Acceptance of Gifts and Service on Boards. Access Persons who in connection with his or her regular functions or duties, make or participate in making recommendations regarding the purchase or sale of securities of clients or controls such persons:

(1) must not accept gifts in excess of limits contained in the Conduct Rules of the National Association of Securities Dealers, Inc. from any entity doing business with or on behalf of ProShare Advisors. Currently, the limit imposed by the Conduct Rules is $100, although occasional meals, tickets to sporting events or the theater, gifts of a personal nature, promotional items of nominal value, and comparable items are not included within this limit and;

(2) shall not serve on the boards of directors of publicly traded companies, or in any similar capacity, absent the prior approval of such service by the Chief Compliance Officer following the receipt of a written request for such approval. In the event such a request is approved, procedures shall be developed to avoid potential conflicts of interest.

E. Disgorgement. Any profits derived from securities transactions in violation of paragraphs IV.A-IV.C, above, shall be forfeited and paid to a charity selected by ProShare Advisors. Gifts accepted in violation of paragraph IV.D shall be forfeited, if practicable, and/or dealt with in any manner determined appropriate and in the best interests of Clients.

F. Exemptions. The restrictions of the Code of Ethics shall not apply to the following transactions unless the Chief Compliance Officer determines that such transactions violate the provisions of other provisions of the federal securities laws:

(1) Reinvestments of dividends pursuant to a plan;

(2) Transactions in instruments which are excepted from the definition of Security in this Code of Ethics.

(3) Transactions in which direct or indirect Beneficial Ownership is not acquired or disposed of;

(4) Transactions in accounts as to which an Access Person has no investment control;

(5) Transactions in accounts of an Access Person for which investment discretion is not maintained by the Access Person but is granted to any of the following that are unaffiliated with ProShare Advisors: a registered broker-dealer, registered investment adviser or other investment manager acting in a similar fiduciary capacity, provided the following conditions are satisfied:

(a) The terms of the account agreement (“Agreement”) must be in writing and furnished to the Chief Compliance Officer prior to any transactions;

(b) Any amendment to the Agreement must be furnished to the Chief Compliance Officer prior to its effective date;

(c) The Agreement must require the account manager to comply with the reporting provisions of the Code of Ethics; and

(d) The exemption provided by this Section in F(5) shall not be available for a transaction or class of transactions which is suggested or directed by the Access Person or as to which the Access Person acquires advance information.

G. Persons With Knowledge of the Composition of a Creation Deposit. The Trust will make available, prior to the opening of trading on the American Stock Exchange, a list of the names and the required number of shares of each security to be included in the Creation Deposit for each Bullish Fund. Personnel of ProShare Advisors LLC with knowledge about the composition of a Creation Deposit are prohibited from disclosing such information to any other person except as authorized in the course of their employment, until such information is made publicly available through the facilities of the National Securities Clearing Corporation or otherwise.

V.	Procedures

A. Reporting. In order to provide ProShare Advisors with information to enable it to determine with reasonable assurance whether the provisions of the Code of Ethics are being observed by its Access Persons, each Access Person of ProShare Advisors shall submit the following reports in the forms attached hereto as Exhibits A-C to ProShare Advisors’ Chief Compliance Officer (or his or her delegate) showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership:

(1) Holding Report. Exhibit A shall initially be filed with the Chief Compliance Officer no later than 10 days after that person becomes an Access Person. Each Access Person shall thereafter file Exhibit A with the Chief Compliance Officer once each year on December 31.

(2) Periodic Reports. Exhibits B and C shall be filed no later than 10 days after the end of each calendar quarter, but transactions over which such person had no direct or indirect influence or control need not be reported. No such periodic report needs to be made if the report would duplicate information required to be recorded under Rule 204-2(a)(12) under the Investment Advisers Act of 1940, or information contained in broker trade confirmations or periodic account statements received by ProShare Advisors no later than 10 days after the end of each calendar quarter, or information contained in ProShare Advisors’ records. In lieu of filing periodic reports, broker trade confirmations or periodic account statements, an access person, with respect to a brokerage account in which such access person has any beneficial interest, may arrange for the broker to mail directly to the Compliance Officer at the same time they are mailed or furnished to such access person (a) duplicate copies of the broker’s trade confirmation covering each transaction in securities in such account, or (b) copies of periodic statements with respect to the account.

B. Notification; Annual Certification. The Chief Compliance Officer (or his or her delegate) shall notify each Access Person of ProShare Advisors who may be required to make reports pursuant to this Code of Ethics, that such person is subject to reporting requirements and shall deliver a copy of this Code of Ethics to each such person. The Chief Compliance Officer shall annually obtain written assurances in the form attached hereto from each Access Person that he or she is aware of his or her obligations under this Code of Ethics and has complied with the Code of Ethics and with its reporting requirements.

VI.	Review and Enforcement

A. Review and Reporting.

(1) The Chief Compliance Officer (or his or her delegate) shall from time to time review the reported personal securities transactions of Access Persons for compliance with the requirements of this Code of Ethics.

(2) Any Access Person who is or becomes aware of any violation of the Code of Ethics must promptly report any such violation to the Chief Compliance Officer.

(3) If the Chief Compliance Officer (or his or her delegate) determines that a violation of this Code of Ethics may have occurred, before making a final determination that a material violation has been committed by an individual, the Chief Compliance Officer (or his or her delegate) may give such person an opportunity to supply additional information regarding the matter in question.

B. Enforcement.

(1) If the Chief Compliance Officer (or his or her delegate) determines that a material violation of this Code of Ethics has occurred, he or she shall promptly report the violation to the applicable investment company Board. The Chief Compliance Officer and/or the Chief Legal Officer shall take actions as they consider appropriate, including imposition of any sanctions they consider appropriate including termination of employment.

(2) No person shall participate in a determination of whether he or she has committed a violation of this Code of Ethics or in the imposition of any sanction against himself or herself.

C. Reporting to the investment company boards. No less frequently than annually, ProShare Advisors shall furnish to each investment company board, and the board must consider, a written report that:

(1) Describes any issues arising under the Code of Ethics or procedures since the last report to the board, including, but not limited to, information about material violations of the Code of Ethics or procedures and sanctions imposed in response to the material violations; and

(2) Certifies that ProShare Advisors has adopted procedures reasonably necessary to prevent Access Persons from violating this Code of Ethics.

VII.	Records

ProShare Advisors shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

•	A copy of this Code of Ethics and any other code of ethics which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

•	A record of any violation of this Code of Ethics and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

•	A copy of each report made pursuant to this Code of Ethics by an Access Person, including any information provided in lieu of reports, shall be preserved by ProShare Advisors for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

•	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code of Ethics, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;

•	A copy of each report to the Board shall be preserved by ProShare Advisors for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

•	ProShare Advisors shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of securities under Section IV.B of this Code of Ethics for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

VIII.	Confidentiality

All reports of securities transactions and any other information filed with ProShare Advisors pursuant to this Code of Ethics, shall be treated as confidential, except as regards appropriate examinations by representatives of the Securities and Exchange Commission.

ANNUAL CERTIFICATION OF

PROSHARE ADVISORS LLC

The undersigned hereby certifies on behalf of ProShare Advisors LLC (“ProShare Advisors”) to the Board of _________________________________________________________ that ProShare Advisors has adopted procedures that are reasonably necessary to prevent Access Persons from violating the Code of Ethics.

Date: ____________________________
Chief Compliance Officer

ANNUAL CERTIFICATE OF COMPLIANCE

Name (please print)

This is to certify that the attached Code of Ethics and policies and procedures assigned to detect and prevent insider trading was distributed to me on ____________, 200___. I have read and understand the Code of Ethics, and I understand my obligations thereunder. I certify that I have complied with the Code of Ethics during the course of my association with ProShare Advisors LLC, and that I will continue to do so in the future. Moreover, I agree to promptly report to the Chief Compliance Officer any violation or possible violation of the Code of Ethics of which I become aware.

I understand that violation of the Code of Ethics will be grounds for disciplinary action or dismissal and may also be a violation of federal and/or state securities laws.

Signature

Date

EXHIBIT A

ProShare Advisors

Holdings Report

To the Chief Compliance Officer:

As of the below date, I held the following position in these securities in which I may be deemed to have a direct or indirect beneficial ownership, and which are required to be reported pursuant to ProShare Advisors’ Code of Ethics:

Title and Type of Security Including Exchange Ticker Symbol or CUSIP Number (As Applicable)	No. of Shares	Principal Amount	Broker/Dealer or Bank Where Account is Held

This report (i) excludes holdings with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date: ____________________________	Signature:

A-1

EXHIBIT B

ProShare Advisors

Securities Transaction Report

For the Calendar Quarter Ended _________________

To the Chief Compliance Officer:

During the quarter referred to above, the following transactions were effected in securities in which I may be deemed to have had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to ProShare Advisors’ Code of Ethics:

Title of Security (including ticker symbol, CUSIP number, and interest and maturity date, if any)	Date of Transaction	No. of Shares	Principal Amount of Transaction	Nature of Transaction (Purchase, Sale, Other)	Price	Broker/Dealer or Bank Through Whom Effected

This report (i) excludes transactions with respect to which I had no direct or indirect influence or control, and (ii) is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed above.

Date: ____________________________	Signature:

B-1

EXHIBIT C

ProShare Advisors

Account Establishment Report

For the Calendar Quarter Ended _________________

To the Chief Compliance Officer:

During the quarter referred to above, the following accounts were established for securities in which I may be deemed to have a direct or indirect beneficial ownership, and is required to be reported pursuant to ProShare Advisors’ Code of Ethics:

Broker/Dealer or Bank Where Account Was Established	Date Account Was Established

Date: ____________________________	Signature: